Exhibit 99(b)


                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
Household Finance Corporation:

We have examined management's assertion that the servicing of consumer loan receivables owned by Household Consumer Loan Trust 1997-2 (the receivables) has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as supplemented, as of and for the year ended December 31, 2002. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of consumer loan receivables owned by Household Consumer Loan Trust 1997-2 has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as of and for the year ended December 31, 2002 is fairly stated, in all material respects.



                                       /s/ KPMG LLP
                                       KPMG LLP

Chicago, Illinois
February 28, 2003

                              Management Assertion
                              --------------------


As of and for the year ended December 31, 2002, the servicing of consumer loan receivables owned by Household Consumer Loan Trust 1997-2 has been conducted by Household Consumer Lending, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and
Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as supplemented.



/s/ JOE VOZAR                               /s/ JORGE CORDON
-----------------------------------         -----------------------------------
Joe Vozar                                   Jorge Cordon
Chief Financial Officer-                    Managing Director- Operations-
Household Consumer Lending                  Household Consumer Lending


February 28, 2003                           February 28, 2003
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Date                                        Date